SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT between YP Corp., a Nevada corporation (the "Company") and Peter J. Bergmann ("Bergmann"), is entered into and effective November 3, 2005 (the "Effective Date").

Background

Bergmann and the Company previously entered into an Employment Agreement, dated June 6, 2004 ("Employment Agreement") that specifies the terms and conditions of Bergmann's service as Chairman, President and Chief Executive Officer of the Company and Bergmann's compensation and benefits.

Company previously granted or issued Bergmann an aggregate of 1 ,350,000 shares of the Company's common stock, $.001 par value per share ("Common Stock"), in consideration of Bergmann's service as an officer and director of the Company (the "Original Stock"). 50,000, shares of the Original Stock were granted to Bergmann in 2002 and are fully vested ("2002 Shares"); 1,000,000 shares of the Original Stock ("2004 Shares'') were granted to Bergmann pursuant to a Restricted Stock Agreement dated as of June 6, 2004 ("Restricted Stock Agreement"); and 100,000 shares of the Original Stock were granted to Bergmann in April 2005 ("2005 Shares") and were subject to contractual transfer restrictions similar to the 2004 Shares.

In consideration of the payments and covenants set forth in this Agreement, the Company and Bergmann desire to enter into this Agreement to provide for their mutual separation and settlement.

Agreement

NOW THEREFORE IT IS MUTUALLY AGREED AS FOLLOWS;

1.	Resignation and Termination: Waivers.

a.     Resignation and Termination. Bergmann has resigned as Chairman and President of the Company and from any and all positions that he may be deemed to have held with any of the Company's subsidiaries. The Employment Agreement has been terminated and superseded by this Agreement and, therefore, is no longer in force or effect. Bergmann will continue to serve as a director until the Company's next annual shareholder's meeting and will also continue to serve as Chief Executive Officer in accordance with and subject to the restrictions and until the date set forth in and Section 5(f).

b.    Waiver of Severance. Bergmann waives for himself and any of his affiliates, representatives, creditors or family members any right to severance benefits under the Employment Agreement in connection with the termination of the Employment Agreement and/or resignation of any positions held with the Company or its subsidiaries.

c.     Waiver of Reinstatement. Company is under no obligation to reinstate, renegotiate or re-execute the Employment Agreement or the terms thereof or reinstate or employ Bergmann. Bergmann waives any rights to recall or reinstatement of any past or future wages, bonuses, or compensation not specifically provided in this Agreement

2.	Separation Payment; Health Insurance Coverage; Assumption of Lease.

a.     Payments. In complete and full satisfaction and in lieu of all claims for compensation, benefits, severance or related payments from Company or any and all of its affiliates, subsidiaries, corporate parents, agents, officers, shareholders, employees, attorneys, successors, and assigns (collectively "Released Parties"), and as compensation for the covenants and services specified in this Agreement, Company will (i) continue to pay Bergmann the monthly salary he was receiving immediately prior to this Agreement through the last day of the Retention Period (as defined in Section 5(f)) ("Continuing Payments") and (ii) pay to Bergmann the equivalent of 18 months of his current salary in one payment of $337,500 (the "Separation Payment") on or before January 2, 2006. All applicable withholdings, including taxes, shall be deducted from the Continuing Payments and Separation Payment

b.     Health Insurance Coverage. The Company will pay Bergmann's COBRA health payment ("Insurance Coverage") for the shorter of (i) 12 months following the Effective Date or (ii) until Bergmann is eligible for health coverage under another employer. Upon being eligible for alternative health care coverage, Bergmann will submit to the Company a written confirmation of his eligibility for health coverage from an alternative employer or source.

c.     Satisfaction of All Obligations. The Continuing Payments, Separation Payment and Insurance Coverage, together with payment of his accrued but unused vacation pay and payment of as yet unreimbursed business expenses ("Total Compensation"), will comprise the aggregate and final amount owed to Bergmann and all of his affiliates, representatives, creditors and family members. As of the Effective Date, no additional compensation, consideration, payments or benefits (including, without limitation, health or dental benefits, vacation, sick leave, insurance or any related or similar benefits) are or will be owed to Bergmann or any of his affiliates, representatives, creditors or family members. Notwithstanding the foregoing, the Company may at any time during the Payment Period (as defined in Section 5(f) below) request that Bergmann re-execute this Agreement and reaffirm the perpetuity of the Release set forth in Section 4(a) and, furthermore, the Company may condition any unpaid component of the Total Compensation upon Bergmann's compliance with such request, provided the Company is not itself in default or is engaged in any conduct after the date above that gives rise to any claim by Bergmann. Bergmann's failure to comply with a re-execution request will permit the Company to withhold any scheduled component of the Total Compensation without penalty, default or interest until such request is complied with.

3.	Forfeiture of Restricted Stock and Termination of Restricted Stock Agreement.

a.     Forfeiture and Termination. Bergmann hereby forfeits to the Company, without any additional consideration, compensation or payment, alt shares of Original Stock beneficially owned by Bergmann or any affiliated party ("Forfeited Shares"), except for all of the 2002 Shares, 600,000 shares of the 2004 Shares and all of the 2005 Shares (collectively, the "Retained Shares"). The Restricted Stock Agreement and any written Agreement associated with the Retained Shares are hereby terminated and superseded by this Agreement.

b.     Continuing Limitation on Transfer. Bergmann agrees not to sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of any Retained Shares (excluding the 2002 Shares) ("Transfer") before the date on which the restrictions on the Retained Shares (excluding the 2002 Shares) lapse in accordance with the vesting schedule set forth in Section 3(c) below. Any attempted disposition of the Retained Shares (excluding the 2002 Shares) in violation of the preceding sentence will be null and void, and the Company will not recognize or give effect to such transfer on its books and records or recognize the person or persons to who such proposed transfer has been made as the legal or beneficial owner of the Retained Shares. In the event that a Transfer is approved by the Company, Bergmann must, prior to consummating or affecting a Transfer, first obtain the written agreement of the transferee to be bound by the terms of this Agreement as if such transferee were deemed the original "grantee" of the Retained Shares.

c.     Lapse of Restrictions. The restrictions on the Retained Shares (excluding the 2002 Shares) set forth in Section 3(b) will lapse in accordance with the following schedule, subject to and as adjusted for, in the case of closing prices of the Company's common stock, stock splits, reverse stock splits, combinations, rectifications and the like;

Date Restriction Lapses* (earlier to occur of the following)	Percentage of Stock Becomes Unrestricted*
18 Months from the Effective Date	100%
Change of Control (as defined in the Company's 2003 Stock Plan)	100%
Date that Company's common stock as listed on the Over-the-counter Bulletin Board, Nasdaq, the American Stock Exchange, The New York Stock Exchange, or a similar exchange or quotation system ("Exchange") reaches an average closing price of $4 for three consecutive trading days	20%
Date that Company's common stock as listed on an Exchange reaches an average closing price of $5 for three consecutive trading days	40%
Date that Company's common stock as listed on an Exchange reaches an average closing price of $6 for three consecutive trading days	60%
Date that Company's common stock as listed on an Exchange reaches an average closing price of $7 for three consecutive trading days	80%
Date that Company's common stock as listed on an Exchange reaches an average closing price of $8 for three consecutive trading days	100%
*Notwithstanding the provisions above, in the event Bergmann materially breaches the provisions set forth in Section 5(l) the Restricted Shares will no longer be eligible for vesting and Bergmann must return the Restricted Shares to the Company without payment or any amount due for such Restricted Shares.

4.	Releases.

a.     Bergmann Release. Bergmann agrees to release, discharge, cancel, waive and acquit, for Bergmann and his affiliates, including, without limitation, for Bergmann's marital community, heirs, executors, administrators, and assigns, the Released Parties from any and all rights, claims, demands, causes of action, obligations, damages, penalties, fees, costs, expenses, and liabilities of any nature whatsoever, whether in law or equity, that Bergmann or his affiliates currently have, have had or may hereafter have against the Company or the Released Parties arising out of, or by reason of any cause, matter, or thing whatsoever existing as of the date of execution of this Agreement, WHETHER KNOWN TO THE PARTIES AT THE TIME OF EXECUTION OF THIS AGREEMENT OR NOT, except for any claim that Bergmann may have under the Indemnification Agreement between the parties dated June 6, 2004 ("Indemnification Agreement"), which Indemnification Agreement shall survive the termination of this Agreement. THIS FULL RELEASE OF ALL CLAIMS includes, without limitation, any claims, demands, or causes of action arising out of or under, or relating in any manner whatsoever to the Employment Agreement and/or termination thereof or of any asserted employment of Bergmann with the Company, Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991, as amended, the Fair Labor Standards Act, the Family Medical Leave Act, the Arizona Employment Protection Act, Arizona's Wage Payment statute, or any other applicable state or federal statute, or any common law cause of action, including claims for breach of any express or implied contract, wrongful discharge, tort, personal injury, or any claims for attorney's fees or other costs, as well as any claims that related to other agreements or arrangements, whether written or oral, between the Company and Bergmann, except for any claim that Bergmann may have under the Indemnification Agreement, nor caused to be instituted on his behalf or any of his affiliate's behalf, any legal proceeding, including filing any claims or complaint with any government agency alleging any violation of law or public policy against the Company or the Company's affiliates, attorneys or agents premised upon any legal theory or claim whatsoever, including without limitation, contract, tort, wrongful discharge, and breach of contract.

b.     The Company Release. The Company and the Released Parties agree to release, discharge, cancel, waive and acquit Bergmann and his affiliates from any and all rights, claims, demands, causes of action, obligations, damages, penalties, fees, costs, expenses, and liabilities of any nature whatsoever, whether in law or equity, that the Company or the Released Parties currently have, have had or may hereafter have against Bergmann and his affiliates arising out of, or by reason of any cause, matter, or thing whatsoever existing as of the date of execution of this Agreement, WHETHER KNOWN TO THE PARTIES AT THE TIME OF EXECUTION OF THIS AGREEMENT OR NOT. THIS FULL RELEASE OF ALL CLAIMS includes, without limitation, attorney's fees, and any claims, demands, or causes of action arising out of, or relating in any manner whatsoever to, the Employment Agreement, as well as any claims that related to other agreements or arrangements, whether written or oral, between the Company and Bergmann, The Company further covenants and agrees that it has not instituted, or caused to be instituted on the Company's behalf, any legal proceeding, including filing any claims or complaint with any government agency alleging any violation of law or public policy against Bergmann and his affiliates premised upon any legal theory or claim whatsoever, including without limitation, contract, tort, wrongful discharge, and breach of contract.

5.    Covenants. Bergmann agrees to comply with or satisfy each of the following covenants and obligations (the "Covenants").

a.     Assumption of Automobile Lease and Home Lease. Bergmann assumes the lease of the BMW X5 currently acquired by the Company for Bergmann and is responsible for all payment and related obligations thereunder. If not already accomplished, Bergmann will also immediately notify the landlord of his current place of residence in writing (a copy of which will be provided to the Company) of his relocation and the Company's intent to terminate the lease.

b.     Retention of Personal Effects. Bergmann will retain ownership over and be entitled to keep all of his personal effects, including without limitation, certain artwork and replacement computers.

c.     No Re-election. Bergmann will not authorize, cause, or consent to his nomination or his name appearing on any ballot or proxy card of the Company with respect to his election or appointment as a director of the Company.

d.     Certification and Signing of Annual Report. Provided that such certifications and Annual Report are complete and accurate, Bergmann will review, sign and provide all required certifications as the Principal Executive Officer to the Company's Annual Report on Form 10-K for the fiscal year ended September 30,2005 expected to be filed with the Securities and Exchange Commission in December 2005 (the "Annual Report Certification"). Bergmann will have the opportunity to provide input on the Annual Report and make appropriate inquiries to ensure its completeness and accuracy.

e.     Certification and Signing of Amended Annual Reports. Provided that such certifications and amendments are complete and accurate, Bergmann will review, sign and provide all required certifications as the Principal Executive Officer with respect to the amendments to the Company's six Annual Reports on Form 10-KSB for the fiscal years ended September 30, 1999 through September 30, 2004 when prepared (the "Amendment Certifications"). Bergmann will have the opportunity to provide input on the amendments and make appropriate inquiries to ensure their completeness and accuracy.

f.     Transition. Consultation and Cooperation. From the Effective Date and until the later of the Annual Report Certification or the Amendments Certification (and all associated filings with the Securities and Exchange Commission related thereto), Bergmann will continue to serve as Chief Executive Officer of the Company (the "Retention Period"). On the last day of the Retention Period and contemporaneous with the final associated filing with the Securities and Exchange Commission, Bergmann will no longer serve as Chief Executive Officer and will be deemed to have immediately resigned such position. Additionally, on the last day of the Retention Period, Bergmann will deliver to the Company a written resignation letter to mat effect. Notwithstanding (but in no way limiting) the foregoing, during the period from the Effective Date and ending January 2, 2006 (''Payment Period"), and without any additional consideration, compensation or payments, Bergmann will use reasonable efforts to comply with all reasonable requests made by Company to facilitate an orderly and successful transition of the duties and services previously fulfilled and provided by Bergmann. During the Payment Period, upon reasonable notice and subject to his prior professional commitments, Bergmann will make himself available telephonically and will cooperate with Company in good faith to meet the objectives of such inquiry or request ("Consultation Obligation"), Bergmann will use his reasonable efforts to ensure that any services provided to Company pursuant to this Agreement will be performed in a professional and workmanlike manner, in good faith and without a view toward or with an intention to impair or undermine the purposes of this Agreement. Bergmann acknowledge that, except as provided herein, he no longer has any authority to execute contracts, agreements, documents or instruments, or negotiate on behalf of Company or otherwise to bind Company, unless expressly authorized by Company's Board of Directors. Except as provided herein, for all purposes of this Agreement, between the end of the Retention Period and the end of the Payment Period, Bergmann will be and act as an independent contractor and not as partner, joint venturer, or agent, and will not bind nor attempt to bind the Company to any contract or obligation. As an independent contractor, Bergmann is solely responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort except as provided herein.

g.     Confidentiality and Non-Disclosure. Bergmann and Company recognizes and acknowledges that Company's trade secrets, proprietary information and know-how (including, without limitation, any information, materials, records, financial statements or books provided to or created by Bergmann during the term of the Employment Agreement), as they may exist from time to time ("Confidential Information"), to which he has had and may continue to have access to and knowledge of, are valuable, special and unique assets of Company's business. Neither Bergmann nor his affiliates will, during or after the term of this Agreement, in whole or in part, disclose such Confidential Information to any party for any reason or purpose whatsoever, nor will he or any of his affiliates make use of any such Confidential Information for their own purposes or for the benefit of any third-party under any circumstances during or after the term of this Agreement, provided that these restrictions will not apply to such Confidential Information which is in the public domain (provided that neither Bergmann nor his affiliates was responsible, directly or indirectly, for such dissemination into the public domain). Bergmann will use his best efforts to cause all persons or entities to which any Confidential Information will be disclosed by either of them hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby.

h.     Return of Company Property and Information. Bergmann shall immediately deliver to the Company any Company records, documents, notes, manuals, lists, and other tangible items (whether in original or duplicate form) in Bergmann's possession or control. Bergmann represents and warrants that he has not taken nor retained any Company property.

i.     Public or Private Statements. Bergmann and the Company will each refrain from making any public or private statements or comments, disparaging or otherwise, whether orally, in writing, or transmitted electronically (including e-mail or postings on Internet chat boards), concerning or in any way related to the other, its business, its prospects, its services, its current or former officers, directors or consultants, or the Internet or online Yellow Pages industry that may, directly or indirectly, have a material adverse effect upon the other's business, prospects or goodwill or its reputation or that of its employees, officers, or directors.

j.     Communication with Certain Parties. Unless specifically authorized, Bergmann will refrain from communicating, either orally, in writing, or via electronic transmission, with any shareholder of Company (individual, institutional, or otherwise) or any parties with which the Company has a contractual or business relationship, including, without limitation, any employee, customer, or shareholder, with respect to matters concerning the Company's business, client base or prospects or about Bergmann's departure and separation from Company; provided, however, that he may, subject to the other provisions of this Agreement, and notice to the Company, communicate with executive officers, directors, employees, customers, vendors, partners and shareholders of the Company as necessary to reasonably and properly satisfy his obligations under this Agreement.

k.     Bad Faith Acts. Bergmann and Company will refrain from, directly or indirectly, engaging in any act or omission that is in bad faith and to the material detriment of the other patty or its business, prospects or goodwill.

1.     Non-Competition. Neither Bergmann nor any of his affiliates will, directly or indirectly, either individually or hi connection with another entity or any third-party, compete with the Company or participate in the development of a product or the provision of services that reasonably could be deemed to be competitive with any of the Company's products, services, concepts or lines of business, for a period of 18 months from the Effective Date. The Company's business, products, services or lines of business are specifically defined as the creation and production of an online business directory similar to the printed Yellow Pages. This provision will only apply to entities that derive more than 10% of their revenues from competitive business activities. The amount allocated as compensation to this non-compete are of equal value over the life of the non-compete, notwithstanding any prepayments. If however, the Company pays for and obtains an outside valuation expert that opines for different valuations for the non-compete than the parties herein expressly agree to accept those valuations will control,

m.	Non-Solicitation

(i)     Non-Solicitation of Customers. Neither Bergmann nor any of his affiliates, whether personally or as an agent, employee, consultant, or in any other capacity on behalf of any person or entity, will, for a period of 18 months form the Effective Date, directly or indirectly solicit, do business with, call upon, handle, deliver products or render services to any active or prospective Customer (as defined below) of the Company, for the purpose of soliciting or selling such Customer the same as, similar to, or related products or services that the Company provides, as defined above. For purposes of this paragraph, "Customer" shall mean the corporate customer itself, the representatives of the corporate customer, and any affiliated entity of the corporate customer.

(ii)     Non-Solicitation of Employees and Independent Contractors. For a period of 18 months from the Effective Date, neither Bergmann nor any of his affiliates will, either alone or as an agent, employee, partner, representative, affiliate, or in any other capacity on behalf of any person or entity, directly or indirectly, go into business with or hire any Company employee or independent contractor that provided services to the Company or solicit, induce, or recruit any Company employee or independent contractor that provided services to the Company to end its relationship with Company for the purpose of having such Company employee or independent contractor engage in services that are the same as, similar to or related to the services that such Company employee or independent contractor provided for Company.

n.     Reasonableness of Restrictions and Provision for Reduction. Bergmann expressly acknowledges and agrees that the time and scope limitations contained above in subparagraphs 1 and m of this Section 5 are entirely reasonable and are properly and necessarily required for the adequate protection of the business and intellectual property of Company. If a court of competent jurisdiction determines that 18 months is unreasonable or unenforceable, then the period will be 12 months. If a court of competent jurisdiction determines that 12 months is unreasonable or unenforceable, then the period will be 9 months. If a court of competent jurisdiction determines that 9 months is unreasonable or unenforceable, then the period will be 6 months.

o.     Further Assurances and Cooperation. Bergmann will use his reasonable efforts to cooperate with the Company and with Company's representatives, officers, directors and agents in connection with any steps required to be taken as part of their respective obligations under this Agreement, and will (a) upon request, furnish to Company such further information; (b) execute and deliver to Company such other documents; and (c) do such other acts and things, all as Company may reasonably request for the purpose of carrying out the intent of this Agreement, including, without limitation, the re-execution of this Agreement, to the fullest extent permitted by law and subject to the provisions of this Agreement.

6.    Representations and Warranties. Bergmann, acknowledging that the Company is relying upon the truth and accuracy of such representations and warranties, represents and warrants to the Company as follows:

a.     Review of Agreement. He has been given the opportunity and has in feet read this entire Agreement, it is in plain language, and he has had all questions regarding its meaning answered to his satisfaction.

b.     Independent Advice. He has been given the full opportunity to obtain the independent advice and counsel from an attorney of his own choosing and has in fact done so.

c.     Understanding of Terms. He fully understands the terms, contents and effects of this Agreement.

d.     Voluntary Act. He is entering into this Agreement knowingly and voluntarily in exchange for the consideration in this Agreement and mat no other representations have been made to him to induce or influence his execution of this Agreement.

7.    Termination. Upon the material breach of this Agreement, including, without limitation, the Consulting Obligation or a Covenant by Bergmann or upon the material breach of any representation or warranty, and in each case (other than a breach of a representation or warranty) after written notice by the non-breaching party and a 30-day opportunity to cure (5-day Opportunity to cure in the case of payment to Bergmann hereunder), the other may proceed to arbitration under Section 8 below.

8.    Arbitration. The parties agree to arbitrate any and all disputes of any kind or nature (whether in contract, tort or otherwise, or relating to any statute or other law and whether involving direct, consequential, punitive, statutory or other damages of any kind) under, in relation to, or in connection with this Agreement or any actions or omissions by any party under, in relation to or in connection with the transition relationship contemplated by this Agreement. It is me express intent of this provision that every aspect of the parties' dispute or controversy be subject to final and binding arbitration. Arbitration shall take place in Los Angeles, CA and shall be conducted under the commercial arbitration rules (or other similar and applicable rules) of the American Arbitration Association. The parties shall act in good faith to select a single arbitrator or three arbitrators if any party so chooses (with each party selecting one arbitrator who will jointly select the third); provided, that if the parties do not agree on an arbitrator(s), then the American Arbitration Association shall select the arbitrators). The decision of the arbitrator shall be final and binding, and not subject to appeal for any reason. The parties agree that the arbitrator shall award attorneys fees, costs, and ail costs and fees of the American Arbitration Association to the prevailing party in the arbitration. The arbitration award or other orders can be confirmed and/or enforced through the Los Angeles County Superior Court. The arbitrator's fees and any administrative fees shall be divided equally between the parties. This provision does not affect the Company's ability to seek injunctive relief with the appropriate state or federal court in order to prevent any threatened or actual breach of the Covenants by Bergmann.

9.    Governing Law. The interpretation, performance and enforcement of this Agreement will be governed by the internal laws of the State of Arizona without giving effect to any choice of law or rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Arizona to the rights and duties of the parties.

10.    Severability. If any provision of this Agreement or the application thereof is held to be invalid, void or unenforceable for any reason, the remaining provisions not so declared will be construed so as to comply with the law, and will nevertheless continue in full force and effect without being impaired in any manner whatsoever.

11.    Headings. The headings in this Agreement are for reference only and will not affect the interpretation of this Agreement

12.    Notices. All notices, demands, or other communications that are required or are permitted to be given under this Agreement must be in writing and are sufficient upon personal delivery, facsimile, or on the third business day following due deposit in the United States Mail, postage prepaid, and sent certified mail, return receipt requested, correctly addressed to the addresses of the parties as follows:

If to Bergmann:	Peter J. Bergmann
578 Washington Blvd.
Suite 214
Marina Del Ray, CA 90292
phone: (310) 578-2040
fax: (310) 388-4617
e-mail: tvprodll@att.net

If to Company:	YPCorp.
4840 East Jasmine Street, Suite 105
Mesa, Arizona 85205-3321
Fax: (480) 860-0800
Attn: President

13.    Attorney's Fees. In the event of any litigation or any other legal proceeding, including arbitration, relating to this Agreement, including without limitation, any action to interpret or enforce this Agreement, the prevailing party will be entitled to reasonable attorneys' fees and costs of suit or arbitration.

14.    Intent to be Binding. This Agreement may be executed in any number of counterparts and by facsimile, and each counterpart and/or facsimile constitutes an original instrument, but all such separate counterparts and/or facsimiles constitute one and the same agreement. Neither party to this Agreement will seek to have any term, provision, covenant, or restriction of this Agreement to be held invalid. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of Company, any person or entity which purchases substantially all of the assets of Company or with whom Company merges, and any subsidiary, affiliate, corporation, or operating division of the previously described entities.

15.    Entire Agreement. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including, without limitation, the Employment Agreement and the Restricted Stock Agreement, any letter of intent, heads of agreement, conceptual agreement, or e-mail communication), except for the Indemnification Agreement which shall remain in fill force and effect, and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the patty to be charged with the amendment

16.    Injunctive Relief Damages and Forfeiture. Due to the nature of Bergmann's prior position with the Company, and with full realization mat a violation of the Covenants set forth in Section 5 of this Agreement will cause the Company immediate and irreparable injury and damage, which is not readily measurable and to protect the Company's interests, Bergmann understands and agrees that, in addition to instituting legal proceedings to recover damages resulting from a breach of this Agreement, the Company may seek to enforce Section 5 of this Agreement with an action for injunctive relief to cease or prevent any actual or threatened violation of this Agreement by Bergmann.

17.    No Admission Clause. Neither the consideration furnished pursuant to this Agreement, nor this Agreement is an admission of any violation of rights, or termination or breach of the Employment Agreement by the Company or any affiliate or agent of the Company. The Company denies any violation of rights Or termination or breach of the Employment Agreement and denies any liability to Bergmann.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, The Parties signed this Agreement as of the Effective Date.

CAUTION! THIS IS A RELEASE! READ BEFORE SIGNING!

YP CORP., a Nevada corporation

/s/ W. Chris Broquist
By: W. Chris Broquist
Its: CFO

/s/ W. Chris Broquist
W. Chris Broquist

Re-Execution:

By signing below, 1 reaffirm the terms and conditions of this Separation Agreement and specifically acknowledge the release of claims set forth in Section 4(a).

Re-Execution Date:	3 Nov. 2005	/s/ Peter J. Bergmann
Peter J. Bergmann

[SIGNATURE PAGE TO SEPARATION AGREEMENT)